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                                                                    EXHIBIT 23.1
                                                                    ------------

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-_____) and related Prospectus of Knoll, Inc. for the registration of 1,384,858 shares of its common stock and to the incorporation by reference therein of our report dated January 29, 1999 (except for Note 20, as to which the date is February 10, 1999, and Notes 21 and 25, as to which the date is March 24, 1999), with respect to the consolidated financial statements and schedule of Knoll, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                                     /s/ Ernst & Young LLP


Philadelphia, Pennsylvania
August 12, 1999